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                                                        Exhibit (11)

                   FLORIDA ROCK INDUSTRIES, INC.
              COMPUTATION OF EARNINGS PER COMMON SHARE


                               THREE MONTHS                NINE MONTHS
                               ENDED JUNE 30               ENDED JUNE 30
                          1997           1996           1997        1996

Net income             $12,003,000   $ 9,039,000    $26,626,000 $17,330,000

Common shares:

Weighted average shares
 outstanding during the
 period                   9,210,353     9,415,094       9,229,687   9,462,592

Shares issuable under
 stock options which are
 potentially dillutive
 and affect primary
 earnings per share        128,611         3,693         93,819      13,030

Maximum potential shares
 includable in computa-
 tion of primary earnings
 per share               9,338,964     9,418,787      9,323,506   9,475,622

Additional shares issu-
 able under stock options
 which are potentially
 dillutive and affect
 fully diluted earnings
 per share                   80,835        7,426          87,070    ,  ,  -

Maximum potential shares
 included in computation
 of fully diluted
 earnings per share       9,419,799     9,426,213      9,410,576   9,475,622

Primary earnings per
 common share                 $1.29          $.96           $2.86      $1.83

Fully diluted earnings
 per common share (a)         $1.29          $.96           $2.86      $1.83

(a) Fully diluted earnings per common share are not presented the income statement since the potential effect would have been less than 3% dilutive.